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                            STOCK PURCHASE AGREEMENT


                                      among


                         GT INTERACTIVE SOFTWARE CORP.,


                       GENERAL ATLANTIC PARTNERS 54, L.P.


                                       and


                       GAP COINVESTMENT PARTNERS II, L.P.


                         ------------------------------

                             Dated: February 8, 1999

                         ------------------------------

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                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
ARTICLE 1

         DEFINITIONS...........................................................1
         1.1      Definitions..................................................1

ARTICLE 2

         PURCHASE AND SALE OF
         PREFERRED STOCK.......................................................4
         2.1      Purchase and Sale of Preferred Stock.........................4
         2.2      Certificate of Designations..................................5
         2.3      Closing......................................................5
         2.4      Fairness Opinion.............................................5

ARTICLE 3

         REPRESENTATIONS AND WARRANTIES OF THE COMPANY.........................5
         3.1      Corporate Existence and Power................................5
         3.2      Authorization; No Contravention..............................5
         3.3      Governmental Authorization; Third Party Consents.............6
         3.4      Binding Effect...............................................6
         3.5      Litigation...................................................6
         3.6      Capitalization...............................................7
         3.7      Contractual Obligations......................................7
         3.8      Financial Statements.........................................7
         3.9      SEC Documents................................................8
         3.10     Private Offering.............................................9
         3.11     Broker's, Finder's or Similar Fees...........................9

ARTICLE 4

         REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS......................9
         4.1      Existence and Power..........................................9
         4.2      Authorization; No Contravention..............................9
         4.3      Governmental Authorization; Third Party Consents.............9
         4.4      Binding Effect..............................................10
         4.5      Purchase for Own Account....................................10
         4.6      Restricted Securities.......................................11
         4.7      Broker's, Finder's or Similar Fees..........................11
         4.8      Accredited Investors........................................11

                                        i
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                                                                            Page
                                                                            ----
ARTICLE 5

         CONDITIONS TO THE OBLIGATION OF
         THE PURCHASERS TO CLOSE..............................................11
         5.1      Secretary's Certificate.....................................11
         5.2      Filing of Certificate of Designations.......................12
         5.3      Registration Rights Agreement...............................12
         5.4      Opinion of Counsel..........................................12
         5.5      Purchased Shares............................................12
         5.6      Chief Executive Officer.....................................12
         5.7      Representations and Warranties..............................12
         5.8      No Material Judgment or Order...............................12

ARTICLE 6

         CONDITIONS TO THE OBLIGATION OF THE COMPANY TO CLOSE.................13
         6.1      Registration Rights Agreement...............................13
         6.2      Payment of Purchase Price...................................13
         6.3      Chief Executive Officer.  ..................................13
         6.4      No Material Judgment or Order...............................13

ARTICLE 7

         AFFIRMATIVE COVENANTS................................................13
         7.1      Financial Statements and Other Information..................13
         7.2      Reservation of Common Stock.................................14
         7.3      Registration and Listing....................................14

ARTICLE 8

         TERMINATION OF AGREEMENT.............................................14
         8.1      Termination.................................................14
         8.2      Survival....................................................15

ARTICLE 9

         MISCELLANEOUS........................................................15
         9.1      Survival of Representations and Warranties..................15
         9.2      Notices.....................................................15
         9.3      Successors and Assigns; Third Party Beneficiaries...........16
         9.4      Amendment and Waiver........................................17
         9.5      Counterparts................................................17
         9.6      Headings....................................................17

                                       ii
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                                                                            Page
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         9.7      GOVERNING LAW...............................................17
         9.8      Severability................................................17
         9.9      Entire Agreement............................................18
         9.10     Fees........................................................18
         9.11     Publicity...................................................18
         9.12     Further Assurances..........................................18

EXHIBITS
A          Form of Certificate of Designations
B          Form of Registration Rights Agreement

Schedules
2.1        Purchased Shares and Purchase Price
3.5        Litigation
3.7        Contractual Obligations

                            STOCK PURCHASE AGREEMENT

         STOCK PURCHASE AGREEMENT, dated February 8, 1999 (the "Agreement"), among GT Interactive Software Corp., a Delaware corporation (the "Company"), General Atlantic Partners 54, L.P., a Delaware limited partnership ("GAP LP"), and GAP Coinvestment Partners II, L.P., a Delaware limited partnership ("GAP Coinvestment" and, together with GAP LP, the "Purchasers").

         WHEREAS, upon the terms and conditions set forth in this Agreement, the Company proposes to issue and sell to (a) GAP LP at a purchase price per share of $50.00, for an aggregate purchase price of $24,487,200, an aggregate of 489,744 shares of Series A Convertible Preferred Stock, par value $.01 per share, of the Company (the "Preferred Stock") and (b) GAP Coinvestment at a purchase price per share of $50.00, for an aggregate purchase price of $5,512,800, an aggregate of 110,256 shares of Preferred Stock; and

         WHEREAS, each share of Preferred Stock is convertible (subject to adjustment) into ten shares of Common Stock.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

         1.1 Definitions. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

         "Agreement" means this Agreement as the same may be amended, supplemented or modified in accordance with the terms hereof.

         "Audited Financial Statements" has the meaning set forth in Section 3.8 hereof.

         "Board of Directors" means the Board of Directors of the Company.

         "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or required by law or executive order to close.

         "By-laws" means the by-laws of the Company in effect on the Closing Date, as the same may be amended from time to time.

         "Certificate of Designations" means the Certificate of Designations with respect to the Preferred Stock adopted by the Board of Directors and filed with the Secretary of State of the State of Delaware on or before the Closing Date substantially in the form attached hereto as Exhibit A.

         "Certificate of Incorporation" means the Certificate of Incorporation of the Company, as the same may be amended from time to time.

         "Claims" has the meaning set forth in Section 3.5 of this Agreement.

         "Closing" has the meaning set forth in Section 2.3 of this Agreement.

         "Closing Date" has the meaning set forth in Section 2.3 of this Agreement.

         "Commission" means the Securities and Exchange Commission or any similar agency then having jurisdiction to enforce the Securities Act.

         "Common Stock" has the meaning set forth in the recitals to this Agreement.

         "Company" has the meaning set forth in the recitals to this Agreement.

         "Condition of the Company" means the assets, business, properties, prospects, operations or financial condition of the Company and its Subsidiaries, taken as a whole.

         "Contractual Obligations" means as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument to which such Person is a party or by which it or any of its property is bound.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder.

         "Financial Statements" has the meaning set forth in Section 3.8 of this Agreement.

         "GAAP" means generally accepted accounting principles in effect from time to time in the United States.

         "GAP Coinvestment" has the meaning set forth in the recitals to this Agreement.

         "GAP LLC" means General Atlantic Partners, LLC, a Delaware limited liability company and the general partner of GAP LP, and any successor to such entity.

         "GAP LP" has the meaning set forth in the recitals to this Agreement.

         "Governmental Authority" means the government of any nation, state, city, locality or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

         "Lien" means any mortgage, deed of trust, pledge, hypothecation, assignment, encumbrance, lien (statutory or other) or preference, priority, right or other security interest or preferential arrangement of any kind or nature whatsoever (excluding preferred stock and equity related preferences), including, without limitation, those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a capital lease obligation, or any financing lease having substantially the same economic effect as any of the foregoing.

         "Orders" has the meaning set forth in Section 3.2 of this Agreement.

         "Person" means any individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company, Governmental Authority or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

         "Preferred Stock" has the meaning set forth in the recitals to this Agreement.

         "Purchased Shares" has the meaning set forth in Section 2.1 of this Agreement.

         "Purchasers" has the meaning set forth in the recitals to this Agreement.

         "Registration Rights Agreement" means the Registration Rights Agreement substantially in the form attached hereto as Exhibit B.

         "Requirements of Law" means, as to any Person, any law, statute, treaty, rule, regulation, right, privilege, qualification, license or franchise or determination of an arbitrator or a court or other Governmental Authority or stock exchange, in each case applicable or binding upon such Person or any of its property or to which such Person or any of its property is subject or pertaining to any or all of the transactions contemplated or referred to herein.

         "SEC Documents" means all registration statements, proxy statements, reports and other documents required to be filed by the Company under the Securities Act or the Exchange Act and all amendments or supplements thereto filed by the Company with the Commission since December 31, 1997.

         "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder.

         "Stock Equivalents" means any security or obligation which is by its terms convertible into or exchangeable for shares of common stock or other capital stock or securities of the Company, and any option, warrant or other subscription or purchase right with respect to common stock or such other capital stock or securities.

         "Subsidiary" means, as of the relevant date of determination, with respect to any Person, a corporation or other Person of which 50% or more of the voting power of the outstanding voting equity securities is held, directly or indirectly, by such Person. Unless otherwise qualified, or the context otherwise requires, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company.

         "Transaction Documents" means collectively, this Agreement, the Certificate of Designations and the Registration Rights Agreement.

         "Unaudited Financial Statements" has the meaning set forth in Section
3.8 hereof.

                                    ARTICLE 2

                              PURCHASE AND SALE OF
                                 PREFERRED STOCK

         2.1 Purchase and Sale of Preferred Stock. Subject to the terms and conditions herein set forth, the Company agrees to issue and sell to each of the Purchasers, and each of the Purchasers agrees that it will purchase from the Company, on the Closing Date, the aggregate number of shares of Preferred Stock set forth opposite such Purchaser's name on Schedule 2.1 hereto, for the aggregate purchase price set forth opposite such Purchaser's name on Schedule
2.1 hereto (all of the shares of Preferred Stock being purchased by the Purchasers listed on Schedule 2.1 being referred to herein as the "Purchased Shares").

         2.2 Certificate of Designations. The Purchased Shares shall have the preferences and rights set forth in the Certificate of Designations.

         2.3 Closing. Subject to the satisfaction or waiver of the conditions set forth in Articles 5 and 6 below, the closing of the sale and purchase of the Purchased Shares (the "Closing") shall take place at the offices of Paul, Weiss, Rifkind, Wharton & Garrison, at 10:00 a.m., local time, on the first Business Day, which shall not be earlier than 8 days after February 9, 1999, on which the conditions set forth in Articles 5 and 6 below are satisfied or waived, or at such other time, place and date that the Company and the Purchasers may agree in writing (the "Closing Date"). On the Closing Date, the Company shall deliver to each Purchaser a stock certificate representing the Purchased Shares being purchased by such Purchaser, against delivery by such Purchaser to the Company of the aggregate purchase price therefor by wire transfer of immediately available funds.

         2.4 Fairness Opinion. The Company has received a fairness opinion from Bear Stearns & Co. with respect to the transactions contemplated by this Agreement.

                                    ARTICLE 3

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants to the Purchasers as follows:

         3.1 Corporate Existence and Power. Each of the Company and its Subsidiaries (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; (b) has all requisite power and authority to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently, or is proposed to be, engaged, as described in the SEC Documents; (c) is duly qualified as a foreign corporation, licensed and in good standing under the laws of each jurisdiction in which its ownership, lease or operation of property or the conduct of its business requires such qualification, except where the failure to be so qualified would not have a material adverse effect on the Condition of the Company; and (d) has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and each of the other Transaction Documents to which it is a party.

         3.2 Authorization; No Contravention. The execution, delivery and performance by the Company of this Agreement and each of the other Transaction Documents and the transactions contemplated hereby and thereby (a) have been duly authorized by all necessary corporate action of the Company; (b) do not contravene the terms of the Certificate of Incorporation or the By-laws, or any certificate of incorporation or by-laws or other organizational documents of any of its Subsidiaries; (c) do not violate, conflict with or result in any breach or contravention of, or the creation of any Lien under, any Contractual Obligation of the Company or any of its Subsidiaries, or any Requirement of Law applicable to the Company or any of its Subsidiaries; and (d) do not violate any judgment, injunction, writ, award, decree or order of any nature (collectively, "Orders") of any Governmental Authority against, or binding upon, the Company or any of its Subsidiaries; except in the case of clauses (c) and (d) for violations, conflicts, breaches, contraventions or Liens which would not have a material adverse effect on the Condition of the Company or the ability of the Company to perform its obligations under this Agreement and each of the other Transaction Documents.

         3.3 Governmental Authorization; Third Party Consents. No approval, consent, compliance, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority or any other Person, and no lapse of a waiting period under a Requirement of Law, is necessary or required in connection with the execution, delivery or performance (including, without limitation, the sale, issuance and delivery of the Purchased Shares) by, or enforcement against, the Company of this Agreement and the other Transaction Documents or the transactions contemplated hereby and thereby, except where the failure to obtain an approval, consent, compliance, exemption, authorization or other action or to make any filing would not have a material adverse effect on the Condition of the Company or the ability of the Company to perform its obligations under this Agreement or any of the other Transaction Documents.

         3.4 Binding Effect. This Agreement and each of the other Transaction Documents have been duly executed and delivered by the Company, and constitute the legal, valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general principles of equity relating to enforceability (regardless of whether considered in a proceeding at law or in equity).

         3.5 Litigation. Except as set forth in any SEC Documents or on Schedule 3.5, there are no actions, suits, proceedings, claims, complaints, disputes, arbitrations or investigations (collectively, "Claims") pending or, to the knowledge of the Company, threatened, at law, in equity, in arbitration or before any Governmental Authority against the Company or any of its Subsidiaries, which, if adversely determined, would have a material adverse effect on the Condition of the Company. No Order has been issued by any court or other Governmental Authority against the Company or any of its Subsidiaries purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any of the other Transaction Documents.

         3.6 Capitalization. On the Closing Date, after giving effect to the transactions contemplated by this Agreement, the authorized capital stock of the Company shall consist of (i) 150,000,000 shares of Common Stock, of which 72,775,868 shares are issued and outstanding as of the close of business on February 5, 1999, and (ii) 5,000,000 shares of preferred stock, par value $.01 per share, of which 600,000 shares have been designated as Preferred Stock, all of which are outstanding and issued to the Purchasers. The Company has reserved an aggregate of 6,000,000 shares of Common Stock for issuance upon conversion of the Purchased Shares. Except for the options and other stock purchase rights authorized for issuance pursuant to the Company's two stock option plans which began in 1995 and in 1997, respectively (as described in the SEC Documents), and except for the issued and outstanding warrants to purchase an aggregate of 1,231,625 Common Shares, there are no options, warrants, conversion privileges, subscription or purchase rights or other rights currently outstanding to purchase or otherwise acquire (i) any authorized but unissued, unauthorized or treasury shares of the Company's capital stock, (ii) any Stock Equivalents or
(iii) other securities of the Company. The Purchased Shares and the shares of Common Stock issuable upon conversion of the Purchased Shares in accordance with the Certificate of Designations are duly authorized, and when issued to the Purchasers against payment therefor, will be validly issued, fully paid and non-assessable, and will be issued pursuant to an exemption from, or in compliance with the registration and qualification requirements of all applicable federal and state securities laws. The issued and outstanding shares of Common Stock are all duly authorized, validly issued, fully paid and non-assessable.

         3.7 Contractual Obligations. Neither the Company nor any of its Subsidiaries has received notice of, or is in default under, or with respect to, any Contractual Obligation which could have a material adverse effect on the Condition of the Company or the ability of the Company to perform its obligations under this Agreement and each of the other Transaction Documents. Except as set forth on Schedule 3.7, all of the Contractual Obligations of the Company or any of its Subsidiaries that are currently in effect and required to be described in the SEC Documents or to be filed as exhibits thereto are valid, subsisting, in full force and effect and binding upon the Company or the applicable Subsidiary, as the case may be, and, to the knowledge of the Company, the other parties thereto, in accordance with their terms.

         3.8 Financial Statements. The audited consolidated financial statements of the Company and its Subsidiaries (balance sheet and statements of operations, cash flow and stockholders' equity, together with the notes thereto) for the fiscal year ended December 31, 1997 (as such financial statements appear in (i) the Company's Form 10-K for the fiscal year ended December 31, 1997, which was filed with the Commission on March 31, 1998, as amended by the Company's on Form 10-K/A, which was filed with the Commission on April 30, 1998, and (ii) the

Company's Transitional Report on Form 10-K, which was filed with the Commission on June 29, 1998, the "Audited Financial Statements"), and the unaudited consolidated financial statements (balance sheet and statements of operations) of the Company and its Subsidiaries (balance sheet and statement of operations) for the nine months ended and as at September 30, 1998 (as such financial statements appear in the Company's Form 10-Q for the fiscal quarter ended September 30, 1998, which was filed with the Commission on November 16, 1998, the "Unaudited Financial Statements" and, together with the Audited Financial Statements, the "Financial Statements") have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and with each other, except as may be indicated therein or in the notes thereto (and except that the Unaudited Financial Statements does not contain full footnotes or typical year-end adjustments). The Financial Statements fairly present the consolidated financial condition, operating results and cash flows of the Company as of the respective dates and for the respective periods indicated in accordance with GAAP, subject, in the case of the Unaudited Financial Statements, to normal year-end adjustments.

         3.9 SEC Documents.

                  (a) The Company has (i) filed all SEC Documents required to be filed by it since December 31, 1997 under the Securities Act or the Exchange Act, and all amendments thereto and (ii) made available to the Purchasers true and complete copies of (A) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, as filed with the Commission on March 31, 1998, as amended by the Company's on Form 10-K/A, which was filed with the Commission on April 30, 1998, (B) the Company's Transitional Report on Form 10-K, which was filed with the Commission on June 29, 1998, (C) the Company's Quarterly Reports on Form 10-Q for each of the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998, each as filed with the Commission, (D) its Current Reports on Form 8-K filed with the Commission since December 31, 1997, as amended, (E) its proxy or information sheets relating to meetings of, or actions without a meeting by, the stockholders of the Company held since December 31, 1997 and (F) all other SEC Documents.

                  (b) As of its filing date, each SEC Document (including all exhibits and schedules thereto and documents incorporated by reference therein), in each case as amended, (i) complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act and (ii) did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

         3.10 Private Offering. No form of general solicitation or general advertising was used by the Company or its representatives in connection with the offer or sale of the Purchased Shares. No registration of the Purchased Shares, pursuant to the provisions of the Securities Act or any state securities or "blue sky" laws, will be required by the offer, sale or issuance of the Purchased Shares. The Company agrees that neither it, nor anyone acting on its behalf, shall offer to sell the Purchased Shares, or any other securities of the Company so as to require the registration of the Purchased Shares, pursuant to the provisions of the Securities Act or any state securities or "blue sky" laws, unless such Purchased Shares, or other securities are so registered.

         3.11 Broker's, Finder's or Similar Fees. There are no brokerage commissions, finder's fees or similar fees or commissions payable by the Company or any of its Subsidiaries in connection with the transactions contemplated hereby based on any agreement, arrangement or understanding with the Company or any of its Subsidiaries or any action taken by any such Person.

                                    ARTICLE 4

                         REPRESENTATIONS AND WARRANTIES
                                OF THE PURCHASERS

         Each of the Purchasers hereby represents and warrants (severally as to itself and not jointly) to the Company as follows:

         4.1 Existence and Power. Such Purchaser (a) is a partnership duly organized and validly existing under the laws of the jurisdiction of its formation and (b) has the requisite partnership power and authority to execute, deliver and perform its obligations under this Agreement and each of the other Transaction Documents to which it is a party.

         4.2 Authorization; No Contravention. The execution, delivery and performance by such Purchaser of this Agreement and each of the other Transaction Documents to which it is a party and the transactions contemplated hereby and thereby (a) have been duly authorized by all necessary partnership action, (b) do not contravene the terms of such Purchaser's organizational documents, or any amendment thereof, and (c) do not violate, conflict with or result in any breach or contravention of or the creation of any Lien under, any Contractual Obligation of such Purchaser, or any Requirement of Law or Orders applicable to such Purchaser.

         4.3 Governmental Authorization; Third Party Consents. No approval, consent, compliance, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person, and no lapse of a waiting period under any Requirement of Law, is necessary or required in connection with the execution, delivery or performance (including, without limitation, the purchase of the Purchased Shares) by, or enforcement against, such Purchaser of this Agreement and each of the other Transaction Documents to which such Purchaser is a party or the transactions contemplated hereby and thereby.

         4.4 Binding Effect. This Agreement and each of the other Transaction Documents to which such Purchaser is a party have been duly executed and delivered by such Purchaser and constitute the legal, valid and binding obligations of such Purchaser, enforceable against it in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforce ment of creditors' rights generally or by equitable principles relating to enforceability (regardless of whether considered in a proceeding at law or in equity).

         4.5 Purchase for Own Account. The Purchased Shares to be acquired by such Purchaser pursuant to this Agreement are being or will be acquired for its own account and with no intention of distributing or reselling such Purchased Shares or any part thereof in any transaction that would be in violation of the securities laws of the United States of America, or any state, without prejudice, however, to the rights of such Purchaser at all times to sell or otherwise dispose of all or any part of such Purchased Shares under an effective registration statement under the Securities Act, or under an exemption from such registration available under the Securities Act, and subject, nevertheless, to the disposition of such Purchaser's property being at all times within its control. If such Purchaser should in the future decide to dispose of any of such Purchased Shares, such Purchaser understands and agrees that it may do so only in compliance with the Securities Act and applicable state securities laws, as then in effect. Such Purchaser agrees to the imprinting, so long as required by law, of legends on certificates representing all of its Purchased Shares and shares of Common Stock issuable upon conversion of its Purchased Shares to the following effect:

         THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR THE SECURITIES LAWS OF ANY STATE. THE SECURITIES MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGIS TRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS.

         THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE ENTITLED TO THE BENEFITS OF A REGISTRATION RIGHTS

         AGREEMENT AMONG GT INTERACTIVE SOFTWARE CORP. AND THE ORIGINAL PURCHASERS OF THE PREFERRED STOCK REPRESENTED HEREBY. TRANSFEREES OF SUCH SECURITIES SHOULD REVIEW SUCH AGREEMENT TO DETERMINE THEIR RIGHTS.

         4.6 Restricted Securities. Such Purchaser understands that the Purchased Shares will not be registered at the time of their issuance under the Securities Act for the reason that the sale provided for in this Agreement is exempt pursuant to Section 4(2) of the Securities Act and that the reliance of the Company on such exemption is predicated in part on such Purchaser's representations set forth herein.

         4.7 Broker's, Finder's or Similar Fees. There are no brokerage commissions, finder's fees or similar fees or commissions payable by the Purchasers, in connection with the transactions contemplated hereby based on any agreement, arrangement or understanding with the Purchasers or any action taken by the Purchasers.

         4.8 Accredited Investors. Such Purchaser is an accredited investor within the meaning of Rule 501(a) under the Securities Act.

         4.9 Transfer. On the date hereof, such Purchaser has no present intention to transfer such Purchaser's Purchased Shares to any Person that is not an affiliate of such Purchaser.

                                    ARTICLE 5

                         CONDITIONS TO THE OBLIGATION OF
                             THE PURCHASERS TO CLOSE

         The obligation of the Purchasers to purchase the Purchased Shares, to pay the purchase price therefor at the Closing and to perform any obligations hereunder shall be subject to the satisfaction as determined by, or waiver by, the Purchasers of the following conditions on or before the Closing Date.

         5.1 Secretary's Certificate. The Purchasers shall have received a certificate from the Company, in form and substance satisfactory to the Purchasers, dated the Closing Date and signed by the Secretary or an Assistant Secretary of the Company, certifying that the attached copies of the Certificate of Incorporation, the By-laws, the Certificate of Designations and resolutions of the Board of Directors approving this Agreement and each of the other Transaction Documents to which the

Company is a party and the transactions contemplated hereby and thereby, are all true, complete and correct and remain unamended and in full force and effect.

         5.2 Filing of Certificate of Designations. The Certificate of Designations shall have been duly filed by the Company with the Secretary of State of the State of Delaware in accordance with the General Corporation Law of the State of Delaware.

         5.3 Registration Rights Agreement. The Company shall have duly executed and delivered the Registration Rights Agreement, substantially in the form as attached hereto as Exhibit B.

         5.4 Opinion of Counsel. The Purchasers shall have received an opinion of Kramer Levin Naftalis & Frankel, counsel to the Company and the Subsidiary, dated the Closing Date, relating to the transactions contemplated by or referred to herein, reasonably satisfactory to the Purchasers.

         5.5 Purchased Shares. The Company shall be prepared to deliver to the Purchasers certificates in definitive form representing the number of Purchased Shares set forth opposite such Purchaser's name on Schedule 2.1 hereto, registered in the name of such Purchaser, as applicable.

         5.6 Chief Executive Officer. The Company shall have entered into an employment contract with Thomas Heymann appointing him Chief Executive Officer of the Company pursuant to an executed employment agreement between the Company and Heymann and the Company shall have publicly announced such employment contract.

         5.7 Representations and Warranties. All of the representations and warranties of the Company contained in Article 3 hereof shall be true and correct on the Closing Date, as if made by the Company on such date.

         5.8 No Material Judgment or Order. There shall not be on the Closing Date any Order of a court of competent jurisdiction or any ruling of any Governmental Authority or any condition imposed under any Requirement of Law which would, in the reasonable judgment of the Company, prohibit or restrict the sale of the Purchased Shares or the consummation of the transactions contemplated by this Agreement.

                                    ARTICLE 6

              CONDITIONS TO THE OBLIGATION OF THE COMPANY TO CLOSE

         The obligation of the Company to issue and sell the Purchased Shares and the obligation of the Company to perform its other obligations hereunder, shall be subject to the satisfaction as determined by, or waiver by, the Company of the following conditions on or before the Closing Date:

         6.1 Registration Rights Agreement. The Purchasers shall have duly executed and delivered the Registration Rights Agreement, substantially in the form attached hereto as Exhibit B.

         6.2 Payment of Purchase Price. Each Purchaser shall be prepared to pay the aggregate purchase price for the Purchased Shares to be purchased by such Purchaser.

         6.3 Chief Executive Officer. The Company shall have entered into an employment contract with Thomas Heymann appointing him Chief Executive Officer of the Company pursuant to an executed employment agreement between the Company and Heymann.

         6.4 No Material Judgment or Order. There shall not be on the Closing Date any Order of a court of competent jurisdiction or any ruling of any Governmental Authority or any condition imposed under any Requirement of Law which would, in the reasonable judgment of the Purchasers, prohibit or restrict the purchase of the Purchased Shares or the consummation of the transactions contemplated by this Agreement.

                                    ARTICLE 7

                              AFFIRMATIVE COVENANTS

         The Company hereby covenants and agrees with the Purchasers as follows:

         7.1 Financial Statements and Other Information. The Company shall deliver to each Purchaser at any time when the Company is not subject to Section 13 or 15(d) of the Exchange Act, upon request of such Purchaser, information of the type that would satisfy the requirements of Rule 144(c)(2) and Rule 144A(d)(4)(i) (or any similar successor-provisions thereof) under the Securities Act.

         7.2 Reservation of Common Stock. The Company shall at all times reserve and keep available out of its authorized shares of Common Stock, solely for the purpose of issue or delivery upon conversion of the Purchased Shares as provided in the Certificate of Incorporation, the maximum number of shares of Common Stock that may be issuable or deliverable upon such conversion. The Company shall issue such shares of Common Stock in accordance with the terms of the Certificate of Incorporation and otherwise comply with the terms hereof and thereof.

         7.3 Registration and Listing. If any shares of Common Stock required to be reserved for purposes of conversion of the Purchased Shares as provided in the Certificate of Designations require registration with or approval of any Governmental Authority under any Federal or state or other applicable law before such shares of Common Stock may be issued or delivered upon conversion, the Company will in good faith and as expeditiously as possible cause such shares of Common Stock to be duly registered or approved, as the case may be. The Purchasers will cooperate with the Company, as necessary, in preparing any documents or making any filings in connection with such registration or approval. So long as the Common Stock is quoted on The Nasdaq Stock Market, Inc. or listed on any national securities exchange, the Company will, if permitted by the rules of such system or exchange, quote or list and keep quoted or listed on such system or exchange, upon official notice of issuance, all shares of Common Stock issuable or deliverable upon conversion or exchange of the Purchased Shares.

                                    ARTICLE 8

                            TERMINATION OF AGREEMENT

         8.1 Termination. This Agreement may be terminated prior to the Closing as follows:

                  (a) at any time on or prior to the Closing Date, by mutual written consent of the Company and the Purchasers;

                  (b) at the election of the Company or the Purchasers by written notice to the other parties hereto after 5:00 p.m., New York time, on March 1, 1999, if the Closing shall not have occurred, unless such date is extended by the mutual written consent of the Company and the Purchasers; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose breach of any representation, warranty, covenant or agreement under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;

                  (c) at the election of the Company, if there has been a material breach of any representation, warranty, covenant or agreement on the part of any Purchaser contained in this Agreement, which breach has not been cured within five (5) Business Days of notice to the Purchasers of such breach; or

                  (d) at the election of the Purchasers, if there has been a material breach of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement, which breach has not been cured within five (5) Business Days notice to the Company of such breach.

         If this Agreement so terminates, it shall become null and void and have no further force or effect, except as provided in Section 8.2.

         8.2 Survival. If this Agreement is terminated and the transactions contemplated hereby are not consummated as described above, this Agreement shall become void and of no further force and effect; except for the provisions of this Section 8.2; provided, that (a) none of the parties hereto shall have any liability in respect of a termination of this Agreement pursuant to Section 8.1(a) or Section 8.1(b) and (b) nothing shall relieve any party from any liability for actual damages resulting from a termination of this Agreement pursuant to Section 8.1(c) or 8.1(d); and provided, further, that none of the parties hereto shall have any liability for speculative, indirect, unforeseeable or consequential damages resulting from any legal action relating to this Agreement or any termination of this Agreement.

                                    ARTICLE 9

                                  MISCELLANEOUS

         9.1 Survival of Representations and Warranties. The representations and warranties made in Sections 3.1, 3.2, 3.3, 3.4, 3.6 and 3.10 shall survive until 2 years from the Closing Date. All other representations and warranties made herein shall survive until 30 days after receipt by the Purchasers of the audited financial statements for the Company's fiscal year ending March 31, 1999.

         9.2 Notices. All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first-class mail, return receipt requested, telecopier, courier service or personal delivery:

                         (a)  if to the Company, to:

                              GT Interactive Software Corp.
                              16 East 40th Street
                              New York, NY  10016
                              Telecopy:  (212) 679-6850
                              Attention: Chief Executive Officer

                              with a copy to:

                              Kramer, Levin, Naftalis & Frankel
                              919 Third Avenue
                              47th Floor
                              New York, New York  10022
                              Telecopy:  (212) 715-8000
                              Attention:  David P. Levin, Esq.

                         (b)  if to the Purchasers, to:

                              c/o General Atlantic Service Corporation
                              3 Pickwick Plaza
                              Greenwich, Connecticut 06830
                              Telecopy:  (203) 622-8818
                              Attention: William E. Ford

                              with a copy to:

                              Paul, Weiss, Rifkind, Wharton & Garrison
                              1285 Avenue of the Americas
                              New York, New York 10019-6064
                              Telecopy:  (212) 757-3990
                              Attention: Matthew Nimetz, Esq.

         All such notices and communications shall be deemed to have been duly given when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial courier service; five (5) Business Days after being deposited in the mail, postage prepaid, if mailed; and when receipt is mechanically acknowledged, if telecopied.

         9.3 Successors and Assigns; Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto. Subject to applicable securities laws, each of the Purchasers may assign any of its rights under any of the Transaction Documents to any of its affiliates. The Company may not assign any of its rights under this

Agreement without the written consent of the Purchasers. No Person other than the parties hereto and their successors and permitted assigns is intended to be a beneficiary of this Agreement.

         9.4 Amendment and Waiver.

                  (a) No failure or delay on the part of the Company or the Purchasers in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to the Company or the Purchasers at law, in equity or otherwise.

                  (b) Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure by the Company or the Purchasers from the terms of any provision of this Agreement, shall be effective only if it is made or given in writing and signed by the Company and the Purchasers. Except where notice is specifically required by this Agreement, no notice to or demand on the Company in any case shall entitle the Company to any other or further notice or demand in similar or other circumstances.

         9.5 Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

         9.6 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

         9.7 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW OF ANY JURISDICTION.

         9.8 Severability. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

         9.9 Entire Agreement. This Agreement, together with the exhibits and schedules hereto, and the other Transaction Documents, is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or therein. This Agreement, together with the exhibits and schedules hereto and the other Transaction Documents, supersedes all prior agreements and understandings between the parties with respect to such subject matter.

         9.10 Fees. Upon the Closing, the Company shall reimburse the Purchasers for their fees, disbursements and other charges of counsel incurred in connection with the transactions contemplated by this Agreement.

         9.11 Publicity. Except as may be required by applicable Requirement of Law, none of the parties hereto shall issue a publicity release or public announcement or otherwise make any disclosure concerning this Agreement or the transactions contemplated hereby, without prior approval by the other parties hereto (which approval shall not be unreasonably withheld); provided, however, that nothing in this Agreement shall restrict any Purchaser from disclosing information (a) that is already publicly available; (b) to the prospective transferee in connection with any contemplated transfer of any of the Purchased Shares; and (c) to its attorneys, accountants, consultants and other advisors to the extent necessary to obtain their services in connection with such Purchaser's investment in the Company. GAP LLC may disclose on its worldwide web page, www.gapartners.com, the name of the Company, its address, the identity of the Chief Executive Officer, a description of the Company's business and the aggregate dollar amount invested by the Purchasers in the Company; provided, that GAP LLC shall not disclose any information pertaining to the transactions contemplated under this Agreement or the Transaction Documents at any time prior to the publication of a press release by the Company. If any announcement is required by law to be made by any party hereto, prior to making such announcement such party will deliver a draft of such announcement to the other parties and shall give the other parties an opportunity to comment thereon.

         9.12 Further Assurances. Each of the parties shall execute such documents and perform such further acts (including, without limitation, obtaining any consents, exemptions, authorizations or other actions by, or giving any notices to, or making any filings with, any Governmental Authority or any other Person, and otherwise fulfilling, or causing the fulfillment of, the conditions to Closing set forth in Articles 5 and 6) as may be reasonably required or desirable to carry out or to perform the provisions of this Agreement and to consummate and make effective as promptly as possible the transactions contemplated by this Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Stock Purchase Agreement to be executed and delivered by their respective officers hereunto duly authorized on the date first above written.


                                            GT INTERACTIVE SOFTWARE CORP.


                                            By:_________________________
                                               Name:  Joseph J. Cayre
                                               Title: Chairman Emeritus


                                            GENERAL ATLANTIC PARTNERS 54, L.P.

                                            By: GENERAL ATLANTIC PARTNERS, LLC,
                                                its General Partner


                                                By:_________________________
                                                   Name:  William E. Ford
                                                   Title: Managing Member


                                            GAP COINVESTMENT PARTNERS II, L.P.


                                            By:_________________________
                                               Name:  William E. Ford
                                               Title: General Partner

                                                                    Schedule 2.1
                                                                    ------------

                       Purchased Shares and Purchase Price
                       -----------------------------------

                                                            Purchase Price for
  Purchaser                    Purchased Shares             Purchased Shares
  ---------                    ----------------             ----------------
  GAP LP                           489,744                    $24,487,200
  GAP Coinvestment                 110,256                    $ 5,512,800
    Total:                         600,000                    $30,000,000